We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Somatogen, Inc. pertaining to the Amended and Restated Stock Option Plan of Somatogen, Inc. of our report dated July 26, 1996, appearing on page F-1 of Somatogen's Annual Report on Form 10-K for the year ended June 30, 1996.


PRICE WATERHOUSE LLP

Boulder, Colorado
October 31, 1996